Exhibit 99.1

News: For Immediate Release	January 23, 2006

Contact: Leah Campbell, Remy International, Inc. 765-778-6848

John H. Weber Appointed President and Chief Executive Officer for Remy International, Inc.

Anderson, Ind., January 23/PR Newswire/ — Remy International, Inc. (“Remy International” or the “Company”) announces the appointment of John H. Weber to the position of President and Chief Executive Officer for Remy International succeeding Thomas J. Snyder. Mr. Weber was most recently with EaglePicher, Inc., a global conglomerate of auto parts, mining, and high tech businesses, where he was President and Chief Executive Officer since 2001. Prior to joining EaglePicher, Mr. Weber was President, Industrial Control and Friction Materials for Honeywell International. Mr. Weber has also held significant executive and managerial positions with General Electric, Vickers, Baxter International, and McKinsey & Company.

“We are very pleased to welcome John and to have him lead our management team in the years ahead as Remy International continues to build on the accomplishments achieved under Tom Snyder’s leadership. The Board is confident that John’s stellar track record as a senior executive readily positions him to guide Remy International’s near- and long-term operational, financial and strategic initiatives,” said Harold K. Sperlich, Remy International’s Chairman of the Board.

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The Company also announces that Thomas J. Snyder has elected to retire as Remy International’s President and Chief Executive Officer and from its Board of Directors. Mr. Snyder will be available to assist the management in transitional matters. “The Board of Directors of Remy International thanks Tom for his many years of service and dedication. He was a true leader and professional who accomplished much while CEO of Remy International. Under Mr. Snyder’s leadership, the company more than doubled its size and was transformed into a globally positioned automotive supplier and a diversified global re-manufacturer,” said Mr. Sperlich.

Remy International, Inc., headquartered in Anderson, Indiana, is a leading manufacturer, remanufacturer and distributor of Delco Remy brand heavy-duty systems and Remy brand starters and alternators, diesel engines, locomotive products and hybrid power technology. The Company also provides worldwide components core-exchange services for automobiles, light trucks, medium and heavy-duty trucks and other heavy-duty, off-road and industrial applications.

Remy was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy Division, which traces its roots to Remy Electric, founded in 1896. Additional information is available at the Company’s website:

http://www.remyinc.com

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